                         Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                            nSTOR TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

          Delaware                              95-2094565
          (State of Incorporation)                (I.R.S.
                                        Employer Identification Number)

            10140 Mesa Rim Road, San Diego, CA 92121 - (858) 453-9191
                  (Address and Telephone Number of Registrant's
                          Principal Executive Offices)

                                   Jack Jaiven

        100 Century Boulevard, West Palm Beach, FL 33417 - (561) 640-3136
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:

                               Donn A. Beloff, Esq
                       Akerman, Senterfitt & Eidson, P.A.
                    350 East Las Olas Boulevard - 16th Floor
                          Ft. Lauderdale, Florida 33301
                                 (954) 463-2700

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.: X

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.__

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __

                         CALCULATION OF REGISTRATION FEE

    Title of        Amount to      Proposed     Proposed        Amount of
   each class           be          maximum      maximum      registratration
 of securities      registered     aggregate    aggregate          fee
to be registered      (1)          price per    offering
                                    unit (3)      price
________________  ____________    ___________  ___________    ________________
Common Stock (2)    Up to            $2.78     $17,291,600       $4,564.98
                  6,220,000

(1) In the event of a stock split, stock dividend, or similar transaction involving the common stock of the Company, the number of shares registered hereby shall be automatically increased pursuant to Rule 416 to cover the additional shares of common stock.

(2)  Represents shares issued in a private transaction.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices reported on the consolidated reporting system for the American Stock Exchange on May 31, 2000 of $2.78.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                              Subject to Completion

                               Dated June 7, 2000

     The information in this prospectus is incomplete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             PRELIMINARY PROSPECTUS

                                6,220,000 SHARES
                            nSTOR TECHNOLOGIES, INC.
                                  COMMON STOCK
                         ------------------------------

nStor Technologies, Inc.
                                   The selling security holders may use this prospectus to resell up to 6,220,000 shares of our common stock.

10140   Mesa  Rim  Road, San
Diego, California 92121
(858) 453-9191
                                   We will not receive any of the proceeds from the sale of the shares by the selling security holders. However, we will receive the sale price of any common stock that we sell to Wishmasters Limited under the common stock purchase agreement described in this prospectus or upon the exercise for cash of
                                   the stock purchase  warrants   held   by
                                   Wishmasters and Ladenburg Thalmann & Co. Inc. We will pay the costs of registering the shares under this prospectus, including legal fees.
Our common stock is listed  on
the  American  Stock  Exchange
under  the  symbol "NSO".  The
last reported sales price  for
our   common  stock   on   the
American  Stock  Exchange   on
June  6,  2000 was  $3.25  per
share.
                                   The selling security holders may offer shares of common stock of nStor to purchasers in transactions on the American Stock Exchange, in negotiated transactions, or otherwise, or by a combination of these methods. The selling security holders may sell the shares through broker-dealers who may receive compensation from the selling security holders in the form of discounts or commissions. Wishmasters is an "underwriter" within the meaning of the Securities Act of 1933 in connection with such sales.

     This investment involves a high degree of risk. See "Risk Factors" beginning on Page 5.

     We may amend or supplement this Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make your investment decision.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       ---------------------------------------------------

          The date of this Prospectus is June __, 2000

                                Table of Contents

                                                               Page

Where You Can Find More Information                             1

The Company                                                     2

Recent Developments                                             2

The Offering                                                    4

Risk Factors                                                    5

Use of Proceeds                                                11

The Common Stock Purchase Agreement                            11

Selling Security Holders                                       18

Plan of Distribution                                           18

Legal Matters                                                  20

Experts                                                        21

              WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC- 0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act").

1. The Company's Annual Report filed on Form 10-K for the fiscal year ended December 31, 1999 filed on April 14, 2000.

2. The Company's Notification of Late Filing on Form 12b-25 filed on March 31, 2000.

3. The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2000 filed on May 15, 2000.

4. The description of the common stock contained in the Company's Registration Statement filed on Form 8-A, as filed with the SEC on April 16, 1997, pursuant to Section 12(b) of the Exchange Act.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

          Jack Jaiven

          nStor Technologies, Inc.
          100 Century Boulevard
          West Palm Beach, Florida 33417
          (561) 640-3136

     You should rely only on information incorporated by reference or provided in this Prospectus and any prospectus supplement. We have not authorized anyone else to provide you with different information.

     From time to time, information we provide or statements made by our directors, officers or employees may constitute "forward- looking" statements under the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. Any statements made in this Prospectus, including any statements incorporated herein by reference, that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of our market and customers, our objectives and plans for future operations and products and our liquidity and capital resources). Such forward-looking statements are based on current expectations subject to uncertainties and other factors which may involve known and unknown risks that could cause actual results of operations to differ materially from those projected or implied. Further, certain forward-looking statements are based upon assumptions about future events which may not prove to be accurate. Risks and uncertainties inherent in forward looking statements include, but are not limited to:

     our future cash flows and ability to obtain sufficient financing; timing and volume of sales orders;
     level of gross  margins and  operating expenses;
     lack of  market  acceptance  of our  new  product  lines;
     price competition;
     conditions in the technology industry and the economy in general; legal proceedings;
     material cost fluctuations;
     inventory obsolescence;
     our ability to manage our inventories through procurement and utilization of component materials; and historical results are not necessarily indicative of the operating results for any future period.

For a further  discussion of these and other significant  factors to consider in
connection  with  forward-looking   statements,   see  the  discussion  in  this
Prospectus under the heading "RISK FACTORS".

                                   THE COMPANY

     nStor Technologies, Inc. and our subsidiaries design, manufacture and sell high-availability, high-performance Internet storage and customized Storage Area Networking (SAN) solutions, including external RAID (Redundant Array of Independent Disks) solutions (which we refer to as our "RAID Business"), tape backup products and advanced storage management software solutions for the UNIX, Windows NT and Linux markets. (UNIX, Windows NT and Linux are computer operating systems.) We were incorporated as a Delaware corporation in 1959.

     On May 31, 2000, we had 158 full-time employees. Our principal sales, operations and executive headquarters are located at 10140 Mesa Rim Road, San Diego, California 92121, telephone number (858) 453-9191. Our engineering and marketing offices are located in Lake Mary, Florida.

                               RECENT DEVELOPMENTS

     Effective January 17, 2000, Mr. Larry Hemmerich was appointed as our new President and Chief Executive Officer and as a director. He replaces Lawrence F. Steffann who resigned as President and director effective January 26, 2000. From 1992 to 1998, Mr. Hemmerich served as Executive Vice President of Data General and was responsible for the development and management of Data Genera's Clariion computer storage division. Most recently, Mr. Hemmerich served as General
Manager of the Software and SAN Management Operation of Hewlett-Packard's Enterprise Storage Business Unit.

     On January 19, 2000, we acquired substantially all of the assets of OneofUs Company Limited for an aggregate purchase price of $2,850,000, consisting of $250,000 cash and 776,000 shares of our common stock with an aggregate value of $2,600,000 (based on the average market price of our stock during the ten (10) trading days ended January 19, 2000). The shares were issued pursuant to employment agreements and in connection with a confidentiality, noncompetition and nonsolicitation agreement. We agreed to register the shares on a Registration Statement on Form S-3. OneofUs was a Taiwan-based, privately-held designer of high performance Fibre Channel RAID controllers and storage solutions for open systems and the Storage Area Network market.

     On January 20, 2000, we entered into a letter agreement with Harris Ravine, the former Chief Executive Officer of our Andataco subsidiary, relating to the termination of his employment. Pursuant to the agreement, we issued 80,000 shares of our common stock to Mr. Ravine, registered the shares on a Registration Statement on Form S-3 and paid Mr. Ravine $10,000 in cash.

     On January 26, 2000, we entered into a termination  agreement with Lawrence
F. Steffann, our former President, relating to the termination of his employment. Pursuant to the agreement, we issued 43,479 shares of our common stock to Mr. Steffann, registered the shares on a Registration Statement on Form S-3 and paid Mr. Steffann approximately $27,000 in cash.

     On February 1, 2000, Mark F. Levy resigned as a director of the Company and was replaced by Roger H. Felberbaum. Mr. Felberbaum is Senior Managing Director at ING Baring and has served in this position since September 1997. Previously, Mr. Felberbaum was Senior Managing Director of Furman Selz from October 1983 until September 1997.

     At February 29, 2000 and March 31, 2000, we were not in compliance with the minimum tangible net worth covenant of our principal credit facility. Effective March 29, 2000, the lender agreed to waive the default for both periods. Effective April 14, 2000, we agreed with the lender to amend certain terms of the credit facility including an increase in the interest rate to prime plus 1.5% and new minimum net worth and net income covenants on a consolidated basis. All other significant provisions of the credit facility remain the same.

     Effective March 7, 2000, the employment of Mr. David Sykes, the former Vice President Marketing and Sales of one of our operating subsidiaries, was terminated.

     Effective March 13, 2000, Mr. James Habuda was appointed as our new Vice President, OEM and Indirect Sales. Mr. Habuda joins us from Adaptec/Distributed Processing Technology ("DPT"). Adaptec recently acquired DPT, where Mr. Habuda was Vice President OEM Sales from September 1988 until March 2000.

     Effective March 13, 2000, Mr. Thomas Wrightson was appointed as our new Vice President, Manufacturing and Services. Mr. Wrightson joins us from Storage Technology Corporation where he was Director of Support Services Development and Management where he held a number of management positions since 1991.

     Effective March 21, 2000, Mr. Jonathan Ash was appointed as our new Vice President, Marketing. Since 1979, Mr. Ash served in a number of sales and marketing management positions for Unisys Corporation, including executive positions in Europe. Most recently, he served as Director of Storage Marketing and was responsible for all storage marketing in North America and for managing new product rollouts.

     On April 10, 2000, Mr. David Tweed was appointed as our new Vice President, Solution Sales. Mr. Tweed has more than 20 years of sales and sales management experience with computer storage companies and was most recently, from January 1999 until January 2000, Director of Western Area Solution Sales for Data General's Clariion business unit. Mr. Tweed was Western Regional Sales Manger for Sentryl Software from March 1998 until March 1999 and Western Regional Sales Manager for Zitel from January 1997 until January 1998. Mr. Tweed was Southwest Sales Manager for EMC from January 1994 until November 1996.

     Effective April 12, 2000, H. Irwin Levy, the Chairman of the Board and one of our principal stockholders, agreed to commit to a $2 million revolving line of credit facility for us. Borrowings under that credit facility will bear interest at 10% per annum. The credit facility will expire on the earlier of April 30, 2001 or the date on which we execute our amended credit facility with our principal lender, for which we have received a commitment letter.

     On April 26, 2000, we issued 296,296 shares of our common stock in consideration for the cancellation of a promissory note in the principal amount of $1,000,000 issued by us which was scheduled to mature on September 5, 2001. The number of shares issued was based on the principal amount of the promissory note and the average of the closing prices of our common stock on the American Stock Exchange on April 24 and 25, 2000. We agreed to register the shares on a Registration Statement on Form S-3.

     We and Wishmasters Limited signed a common stock purchase agreement dated May 4, 2000 for the future issuance and purchase of our common stock. The transaction closed on May 9, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates like this: the investor, Wishmasters, committed up to $15 million to purchase our common stock over a twelve month period. Once during each draw down pricing period, we may request a draw of up to $5,000,000 of that money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw. The amount of money that Wishmasters will provide to us and the number of shares we will issue to Wishmasters in return for that money is settled on a weekly basis during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. Wishmasters receives a 7% discount to the market price for the 22 day period and we receive the settled amount of the draw down less a 4% placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced Wishmasters to us. Ladenburg Thalmann is not obligated to purchase any of our shares. See "The Common Stock Purchase Agreement."

                                  THE OFFERING

Common stock outstanding as
of June 6, 2000                  31,748,774 shares

Shares offered by selling
security holders                 6,220,000 shares

Risk Factors                     The shares involve a high
                                 degree of risk.  Investors
                                 should carefully consider the
                                 information set forth under
                                 "RISK FACTORS".

Use of Proceeds                  We will not receive any
                                 proceeds from the sale of the
                                 shares by the selling security
                                 holders

Amex trading symbol              NSO
-----------------------------

                                  RISK FACTORS

     In addition to the other information in this Prospectus or incorporated herein by reference, the following risk factors should be considered carefully in evaluating our business before purchasing the shares offered in this Prospectus.

We have experienced recent losses and may require additional financing to satisfy our working capital needs

     We have experienced net losses for the fiscal years ended December 31, 1997 ($7,886,000), December 31, 1998 ($10,407,000) and December 31, 1999
($18,704,000), respectively. For the quarter ended March 31, 2000, we experienced a loss of $2,925,000, excluding a $5,575,000 non-recurring gain on the sale of certain assets. We also expect to have a net loss for the second quarter ending June 30, 2000. At March 31, 2000, we had an accumulated deficit of $55,783,000. There can be no assurance that we will be able to achieve or maintain profitability on a quarterly or annual basis or that we will be able to achieve revenue growth.

     In late 1997, we determined that amounts available under our bank line of credit would not be sufficient to satisfy our cash requirements and that, as a result, additional debt and/or equity financing would be necessary. During the period beginning in late 1997 and ending on March 31, 2000, we were able to obtain approximately $26.3 million from private investors through the sale of convertible preferred stock and common stock, the issuance of subordinated and other notes and the exercise of warrants and options to purchase shares of common stock. On January 10, 2000, we sold substantially all of the assets of our wholly-owned subsidiary, Borg Adaptive Technologies, for $7.0 million cash, net of approximately $500,000 of transaction costs. Of this amount, approximately $1.6 million was used to repay short term borrowings from H. Irwin Levy. Although we believe that amounts expected to be available from our bank line of credit and our equity line of credit will be sufficient to satisfy our presently contemplated working capital needs for the foreseeable future, we may require additional capital beyond our currently forecasted needs. In addition, any additional required capital may not be available on terms acceptable to us, if at all, at such time or times as we might require.

We have, from time to time, been unable to comply with the financial covenants of our bank lines of credit

     From time to time, we have been unable to comply with certain of the financial covenants of our bank lines of credit and have requested that our lenders forbear from exercising the remedies available to them under such circumstances. In each such case, our banks agreed with our request. In the event that such events occur in the future and we are unsuccessful in our negotiations with our lenders, we would be required to seek other sources of capital to satisfy our obligations under our lines of credit.

     At February 29, 2000 and March 31, 2000, we were not in compliance with the minimum tangible net worth covenant of our principal credit facility. Effective March 29, 2000, the lender agreed to waive the default for both periods. Effective April 14, 2000, we agreed with the lender to amend certain terms of the credit facility including an increase in the interest rate to prime plus 1.5% and new minimum net worth and net income covenants on a consolidated basis. All other significant provisions of the credit facility remain the same.

We have a limited history of operating and integrating our acquired businesses and most of our senior management team have recently joined us and have not worked together in the past

     A significant portion of our operating assets have been acquired during the past year and most of our top executives joined us since the beginning of this year. The success of our recent business combinations will depend in large part on our ability to consolidate our operations, integrate departments, systems and procedures and obtain business efficiencies, economies of scale and related cost savings. The significant management challenges presented by such consolidation and integration may prevent the desired cost savings. We may not be able to successfully consolidate our business operations or achieve returns that would justify our investment in our acquired businesses. This consolidation process will require substantial time and attention on the part of our management. We may not be able to successfully integrate the operations of these companies. If we are unable to integrate or successfully manage the companies we have acquired, our business, financial condition and results of operations could be materially and adversely affected.

We have experienced fluctuations in operating results

     We have recently experienced significant period-to-period fluctuations in our operating results. These fluctuations are due to product design, development, manufacturing and marketing expenditures. If significant variations were to occur between forecasts and actual orders with respect to our products, we may not be able to reduce our expenses proportionately and operating results could be adversely affected. Our revenues in any quarter are dependent on the timing of product shipments as well as the status of competing product introductions. Like many other high technology companies, a disproportionately large percentage of quarterly sales often occur in the closing weeks of each quarter. Any forward-looking statements about operating results made by members of our management will be based on assumptions about the likelihood of closing anticipated sales and other factors management considers reasonable based in part on knowledge of performance in prior periods. The failure to consummate any of those sales may have a disproportionately negative impact on our operating results, given our relatively high fixed costs, and may thus prevent management's projections from being realized.

We may be unable to attract and retain qualified employees

     Our ability to provide high-quality products on a timely basis requires that we employ an adequate number of skilled engineers and technicians. Accordingly, our ability to increase our productivity and profitability will be limited by our ability to attract and retain skilled personnel. We, like many of our competitors, are currently experiencing shortages of qualified personnel. We may not be able to maintain an adequate skilled labor force necessary to operate efficiently and to support our growth strategy and our labor expenses may increase as a result of a shortage in the supply of skilled personnel.

Rapid technological and customer preference changes - we may be unable to keep pace with the rapid changes in our industry

     The open systems data storage market in which we operate is characterized by rapid technological change, frequent new product introductions and evolving industry standards. Customer preferences in that market are difficult to predict and changes in those preferences could render our current or future products unmarketable. The introduction of products embodying new technologies by our competitors and the emergence of new industry standards could render existing products as well as new products being introduced obsolete and unmarketable. For example, if customers were to turn away from open systems computing, our revenues would decline dramatically.

     Our success depends upon our ability to address the increasingly sophisticated needs of customers, to enhance existing products and to develop and introduce, on a timely basis, new competitive products (including new software and hardware and enhancements to existing software and hardware) that keep pace with technological developments and emerging industry standards. If we cannot successfully identify, manage, develop, manufacture or market product enhancements or new products, our business will be materially and adversely affected.

Intense competition - the computer storage market is highly competitive

     The storage system market is intensely competitive. We compete with traditional suppliers of computer systems such as Hewlett-Packard, Sun Microsystems, IBM, SGI, Compaq Corporation, Hitachi, Digital Equipment Corporation, and Dell Computer Corp., which market storage systems as well as other computer products, and which seem to have become more focused on storage recently. For example, Data General was recently acquired by EMC Corporation. EMC is the largest independent seller of data storage systems and software. We also compete against independent storage system suppliers to the high-end market including, but not limited to, Box Hill Systems, Artecon Inc., EMC Corporation, including its Clariion division, StorageTek, Network Appliance, Inc., LSI Logic Corporation, Ciprico Inc., MTI Technologies, Inc. and Procom Technology Inc. In providing tape backup, we compete with value-added suppliers of tape-based storage systems such as Datalink Corporation, MTI Technologies, Inc., Dallas Digital, Cranel, Inc. and others.

     Many of these competitors are significantly larger than us, and have significantly greater financial, technical, marketing, purchasing and other resources than us, and as a result may be able to respond more aggressively to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, promotion and sale of products than us, or to deliver competitive products at a lower end-user price.

     Increased competition is likely to result in price reductions, reduced operating margins and loss of market shares, any of which could have a material adverse effect on our business, operating results or financial condition. In fact, competitive pricing pressures have had, and may continue to have an adverse effect on our revenues and earnings.

     If we are unable to develop and market products to compete with the products of competitors, our business will be materially adversely affected. In addition, if major customers who are also competitors cease purchasing our products so that they can concentrate on sales of their own products, our business could be adversely affected.

We are a party to litigation which could adversely our financial condition

     In June and August 1996, we and two of our then directors were served with two separate complaints filed in the Supreme Court of the State of New York, County of Nassau, in which the plaintiffs claim to have had contractual and proprietary interests in the prospect of a transaction to purchase certain net assets acquired by us. The plaintiffs seek compensatory damages, punitive damages, and equitable relief for alleged interference with the plaintiffs' alleged rights and for alleged breach of contract. Our counsel believes that we have good defenses to both claims and that we will not incur any material liability. We are unaware of any facts that would support any of the plaintiffs' claims and, accordingly, we believe that the claims are without merit. An unfavorable outcome in such litigation could have an adverse effect our financial condition.

Lack of long term contracts - delays or cancellations of customer orders could materially adversely affect our operating results

     We generally do not enter into long-term purchase commitments with our customers and customers generally have certain rights to extend or to delay the shipment of their orders, as well as the right to return products and cancel orders under some circumstances. The cancellation or rescheduling of orders placed by our customers or the return of products shipped to them, could materially and adversely affect our business.

Product  defects  -  our  business  will  materially   suffer  if  we  encounter
significant product defects

     Storage system products like those offered by us may contain undetected software errors or failures when first introduced or as new versions are released. We cannot be certain that, despite testing, errors will not be found in new products after commencement of commercial shipments.

     Our standard warranties provide that if a system does not function to published specifications we will repair or replace the defective component without charge. Significant warranty costs could have a material adverse effect on our business.

Availability of competing products - sales of competing products by distributors and VARs could materially adversely affect our sales

     In the United States, we sell our products both through a direct sales force and through value-added resellers (VARs). Our distributors and VARs may also carry competing product lines, and could reduce or discontinue sales of our products, which could have a material adverse effect on our operating results.

Lengthy sales cycles - we depend on large orders and upon sales which may have lengthy cycles

     Customer orders can range in value from a few thousand dollars to over a million dollars. The length of time between initial contact with a potential customer and sale of a product, or "sales cycle", also can vary greatly and can be as long as three to twenty-four months. This is particularly true for the sale and installation of complex, turnkey solutions, which often are sold directly to end users. Our revenue is likely to be affected by the timing of larger orders, which makes it difficult for us to predict such revenue. Revenue for a quarter could be reduced if large orders forecasted for a certain quarter are delayed or are not realized. The factors that could delay or defer an order include:

          time needed for technical evaluations by customers; customers budget restrictions and changes to budgets during the course of a sales cycle;
          customer internal review and testing procedures; and engineering work needed to integrate a storage solution with a customer's system.

We may not be able to successfully protect our patents and other intellectual property rights, and may be subject to claims of infringement by others

     We currently hold various patents on our products. In addition, we rely on a combination of trade secrets, copyrights, trademarks, domain names and employee and third-party nondisclosure agreements to protect our intellectual property rights. The steps taken to protect our rights may not be adequate to prevent misappropriation of our technology or to preclude competitors from developing products with features similar to our products. Furthermore, in the future, third parties may assert infringement claims against us or with respect to our products for which we have indemnification obligations to certain of our customers. Asserting our rights or defending against third-party claims could involve substantial expense which could have a material adverse effect on our operating results. In the event a third party were successful in a claim that one of our products infringed the third party's proprietary rights, we may have to pay substantial damages or royalties, remove that product from the marketplace or expend substantial amounts in order to modify the product so that it no longer infringes such proprietary rights, any of which could have a material adverse effect on our operating results.

Sole source and key suppliers - the loss of one or more suppliers could adversely affect our ability to obtain key components for products

     We rely on other companies to supply certain key components of our products. Our products are typically designed to operate with unique components that are available from a single source. For example, certain of our products are dependent upon controllers designed by one of our suppliers. Although we can use other suppliers, the delay in integrating these parts into our solutions will increase product costs. Other components, while not dependent on one source, may, from time to time, be in short supply or unavailable for a period of time while alternative sources can be identified. Modification to the particular products, requalification of the products with applicable regulatory agencies, and additional testing to assure software and hardware is compatible can result in lost or deferred revenue as well as higher product costs.

     In addition, we often resell subsystems, software and services from others. This leaves us vulnerable to inadequate supply, uneven allocation in times of shortage, delays in order fulfillment, and contract terminations. For example, we have resold Clariion's Disk Storage product line. Data General, the parent of Clariion, was recently acquired by EMC, a significant acquisition in this industry. EMC may not continue to use indirect selling channels, or we may not be selected by EMC, assuming EMC chooses to continue the Clariion selling model. The loss of our relationship with Clariion could have a material impact on our revenues and customer base. The percentage of our revenues attributable to the sale of Clariion's product line in 1999 was 17.1%.

Concentrated customer base - an economic downturn of major customers or geographical area in which we concentrate could materially adversely affect revenues

     We operate predominantly in one business segment, information storage solutions, including external RAID subsystems. A large percentage of our revenue comes from the sale of products to a small number of significant clients. Sales to two customers, Silicon Graphics, Inc. (SGI) and Intel, accounted for 15.1% and 11%, respectively, of our 1999 revenues.

     During the second quarter of 1999, we entered into an original equipment manufacturer, or OEM, agreement to supply high- performance RAID storage enclosures to SGI, a major server manufacturer. The initial term of the arrangement was expected to be for three years. Between May and October 1999, sales to SGI totaled approximately $6,000,000. In the third quarter of 1999, SGI decided to phase out their Windows NT product to which our storage systems were attached. As a direct result, actual shipments to SGI subsequent to October 1999 have been minimal and are not expected to increase in the near future.

     An economic downturn in any industry or geographical area targeted by us, or the loss of one or more customers, particularly a significant customer, could result in a material decrease in revenues, thereby adversely affecting our operating results.

Narrow market - a decline in market acceptance of Unix Systems, Windows NT or changes in Sun Microsystems products or policies could materially adversely affect our business

     Substantially all of our revenues to date have been concentrated in the UNIX and Windows NT marketplace. A large portion of our revenues are associated with versions of UNIX and Windows NT manufactured by Sun Microsystems, Inc. If Sun Microsystems were to change its policy of supporting open systems computing environments and if our products were thereby rendered incompatible with Sun Microsystems' products, our business, financial position and results of operations could be materially and adversely affected.

The price of our common stock has been, and may continue to be, volatile

     Our common stock has experienced in the past, and could experience in the future, substantial price volatility as a result of a number of factors, including:

          quarter to quarter variations in the actual or our anticipated financial results;
          announcements by us, our competitors or our customers;
          government regulations; and
          developments in the industry.

     In addition, the stock market has experienced extreme price and volume fluctuations which have affected the market price of many technology companies in particular and which have at times been unrelated to the operating performance of the specific companies whose stock is traded. Broad market fluctuations and general economic conditions may adversely affect the market price of our common stock.

We may not have access to sufficient funding to support our operations

     We have expended and will continue to be required to expend substantial funds to continue research and development, and for other aspects of our business. Although we believe that we have access to resources sufficient to fund our operations for at least the next twelve months, we may need or elect to raise additional capital. Our capital requirements will depend on many factors, including:

          the problems, delays, expenses and complications frequently encountered by technology companies;
          the progress of our research, development and product testing programs;
          the success of our sales and marketing programs; costs in filing, prosecuting, defending and enforcing intellectual property rights;
          the extent and terms of any collaborative research, manufacturing, marketing or other arrangements; and changes in economic, regulatory or competitive conditions or our planned business.

Estimates about the adequacy of funding for our activities are based on certain assumptions, including the assumption that research, development and testing relating to our products under development can be conducted at projected costs and within projected time frames and that such products can be successfully marketed.

     To satisfy our capital requirements, we may seek to raise funds in the public or private capital markets. Our ability to raise additional funds in the public or private markets will be adversely affected if the results of our ongoing or future research and development programs are not favorable. We may seek additional funding through corporate collaborations and other financing vehicles. Such funding may not be available, or if available, it may not be available on acceptable terms. If adequate funds are not available, we may be required to curtail our operations significantly, or we may be required to obtain funds through arrangements with future collaborative partners or others that may require us to relinquish rights to some or all of our technologies or products under development. If we are successful in obtaining additional financing, the terms of the financing may have the effect of diluting or adversely affecting the holdings or the rights of the holders of our common stock.

Future acquisitions could adversely affect our stock price or disrupt our operations

     We may pursue acquisitions of complementary technologies, product lines or businesses. Future acquisitions could result in dilutive issuances of equity securities and the incurrence of additional debt and amortization expenses related to goodwill and intangible assets that could adversely affect our operating results. In addition, gross margins of acquired products, necessary product or technology development expenditures and other factors that may be involved in any such acquired business could result in dilution to our earnings. Acquisitions also may involve numerous other risks, including:

          difficulties in the assimilation of the operations and products of the acquired business;
          dependence on new products and processes;
          the diversion of management's attention from other business concerns;
          risks of entering markets in which we have no or limited direct prior experience; and the potential loss of key employees of the acquired business and difficulties in attracting additional key employees necessary to absorb added management responsibilities.

     No assurance can be given as to the effect of any future acquisition on our business or operating results.

The Year 2000 issue could disrupt our business

     Many computer systems, software programs and other equipment with embedded chips or processors use only two digits rather than four to define the applicable year. As a result, they may be unable to process accurately certain data, during or after the year 2000. As a result, business and governmental entities are at risk for possible miscalculations or systems failures causing disruptions in their business operations. This is commonly known as the Year 2000 or Y2K issue. The Y2K issue concerns not only information systems used solely within a company, but also concerns third parties, such as customers, vendors and creditors, using information systems that may interact with or affect a company's operations.

     If needed remediations and conversions to the information systems are not made on a timely basis by our materially- significant customers or vendors, we could be affected by business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on our operations, liquidity or financial condition. Factors which could cause material differences in results, many of which are outside of our control, include, but are not limited to, the accuracy of representations by manufacturers of our information systems that their products are Y2K compliant, the ability of their companies' customers and vendors to identify and resolve their own Y2K issues, and our ability to respond to unforeseen Y2K complications.

     As of the date of this Prospectus, we have not experienced any material disruption in our business or operations as a result of Y2K issues. However, there is no assurance that we will not experience disruptions in the future.

Shares eligible for future sale by our current security holders may adversely affect our stock price

     If our current security holders sell substantial amounts of our common stock, including shares issued upon the exercise of outstanding options and warrants or the conversion of outstanding preferred stock, in the public market following this offering, then the market price of our common stock could fall. Restrictions under the securities laws and certain lock-up agreements limit the number of shares of common stock available for sale in the public market. Except as provided below, substantially all of the shares of the common stock (31,748,774 shares as of May 31, 2000) are freely tradable without restriction or further registration under the Securities Act, unless such shares are held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Approximately 16,259,252 shares of common stock (including 5,588,666 shares issuable on the exercise of outstanding options and warrants or the conversion of outstanding preferred stock) are held by officers and directors and are deemed restricted securities within the meaning of Rule 144. Restricted securities may be sold in the public market only if they have been registered under the Securities Act or if their sales qualify under Rule 144 or another available exemption from the registration requirements of the Securities Act. All of the Shares offered for sale in this Prospectus will be freely tradable if sold using this Prospectus. See "SELLING SECURITY HOLDERS".

The sale of stock pursuant to the equity line of credit may substantially dilute the interests of other security holders

     The shares issuable to Wishmasters pursuant to the equity line of credit will be issued at a 7% discount to the average daily price of our common stock. Accordingly, the shares of common stock then outstanding will be diluted. Depending on the price per share of our common stock during the twelve month period of the equity line of credit, we may need to register additional shares for resale to access the full amount of financing available, which could have a further dilutive effect on the value of our common stock.

The sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales

     As we sell shares of our common stock to Wishmasters pursuant to the equity line of credit and then Wishmasters sells the common stock, our common stock price may decrease due to the additional shares in the market. As the price of our common stock decreases, and if we decide to draw down on the equity line of credit, we will be required to issue more shares of our common stock for any given dollar amount invested by Wishmasters, subject to a designated minimum put price specified by us. This may encourage short sales, which could place further downward pressure on the price of our common stock.

                                 USE OF PROCEEDS

     We will not realize any proceeds from the sale of the common stock by the selling security holders; rather, the selling security holders will receive those proceeds directly. However, we will receive cash infusions of capital if and when Wishmasters purchases our common stock in accordance with the stock purchase agreement and upon the exercise of warrants held by Wishmasters and Ladenburg Thalmann. We intend to use the proceeds from the sale of common stock to Wishmasters for acquisitions and general working capital purposes.

              THE COMMON STOCK PURCHASE AGREEMENT
Summary

     We and Wishmasters, a British Virgin Islands corporation, signed a common stock purchase agreement dated May 4, 2000 for the future issuance and purchase of our common stock. The transaction closed on May 9, 2000. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility. In general, the draw down facility operates like this: the investor, Wishmasters, committed up to $15 million to purchase our common stock over a twelve month period. Once per draw down period, we may request a draw of up to $5,000,000 of that money, subject to a formula based on average stock price and average trading volume, setting the maximum amount of any request for any given draw. The amount of money that Wishmasters will provide to us and the number of shares we will issue to Wishmasters in return for that money is settled on a weekly basis during a 22 day trading period following the draw down request based on the formula in the stock purchase agreement. Wishmasters receives a 7% discount to the market price for the 22 day period and we receive the settled amount of the draw down less a 4% placement fee payable to the placement agent, Ladenburg Thalmann & Co. Inc., which introduced Wishmasters to us. Ladenburg Thalmann is not obligated to purchase any of our shares.

     The facility is based on a "use-it-or-lose" principle. We are under no obligation to request a draw for any period. However if we do not request a draw for a given period, we may never be able to draw those funds again. The aggregate total of all draws cannot exceed $15 million.

     In lieu of providing Wishmasters with a minimum draw down commitment, we granted Wishmasters a warrant to purchase 100,000 shares of our common stock, exercisable for a period of three years at any time after the earlier of 45 days after the effective date of the registration statement of which this prospectus is a part or 120 days from the closing date of May 9, 2000. The exercise price is equal to 120% of the average of the closing prices of the common stock on the five trading days before the closing date of May 9, 2000. The average of the closing prices of our shares for that five day period was $3.00. Thus the exercise price for the warrant is $3.60.

     We also issued to Ladenburg Thalmann a stock purchase warrant for a total of 120,000 of our shares of common stock with an exercise price of 120% of the average of the closing prices of our common stock on the five trading days before the closing date of May 9, 2000 or $3.60. The warrant issued to Ladenburg Thalmann is exercisable any time between May 9, 2000 and May 9, 2003.

The Draw Down Procedure and the Stock Purchases

     We may request a draw down by faxing a draw down notice to Wishmasters, setting out the amount of the draw down we wish to exercise and the minimum threshold price, if any, at which we are willing to sell the shares.

     The minimum draw down amount is $250,000. The maximum is $5,000,000 subject to the following limiting formulas:

Maximum amount of     =     20% of average stock price
draw down                   multiplied by average trading
                            volume multiplied by 22

Where

Average Stock Price   =     Average of the daily volume-weighted
                            price of our shares for the 22 trading days before the draw down notice date

Average Trading       =     Average daily trading volume for
Volume                      the 45 trading days before the draw
                            down notice date.

     The next 22 trading days immediately following the draw down notice are used to determine the actual amount of money Wishmasters will provide and the number of shares we will issue in return. The amount of the draw and the number of shares to be issued is determined on a weekly basis during the 22 trading days and is calculated based on the following formula:

Number of shares of common stock   =    Sum over each of the 22
                                        trading days of 1/22 of the
                                        draw down amount divided by 93% of the
                                        volume-weighted average daily price for
                                        our shares on each trading day.

     If the daily price for any given trading day during the draw down period is below the threshold price we set in the draw down notice, then that day is not included in the calculation of the number of shares to be issued and the draw down amount that Wishmasters is to pay to us is correspondingly reduced by 1/22 for that day. Thus, if the daily price for that day is below the threshold price, we will not issue any shares and Wishmasters will not purchase any shares for that day.

     The following is an example of the calculation of the draw down amount and the number of shares to be issued to Wishmasters in connection with that draw down based on certain assumptions.

Sample draw down amount calculation

          We provide a draw down notice to Wishmasters that we wish to draw down $3,000,000, which is the amount we intend to request in our initial draw down request.

          The average of the daily volume weighted average prices of our common stock for 22 trading days prior to the draw down notice is $3.75.

          The average daily trading volume for the 45 trading days prior to the draw down notice is 175,000 shares.

          The maximum dollar amount that can be drawn down is: 20% of $3.75 multiplied by 175,000 multiplied by 22 or $2,887,500.

     On these assumed facts, we could draw $2,887,500 out of the $3,000,000 requested in the draw down notice. Suppose that our notice specifies a threshold amount of $3.25, below which we will not sell any shares to Wishmasters during this draw down period. If the volume-weighted average daily price of our common shares for each of the 22 days following the draw down notice is at least $3.25, we will be able to draw the maximum $2,887,500 amount. If on the other hand the volume-weighted average daily price of our common shares is below $3.25 on three of those 22 days, for example, the $2,887,500 would be reduced by 1/22 for each of those days and our draw down amount would be 19/22 of $2,887,500, or $2,493,750.

Sample calculation of number of shares

     Assume that the maximum draw down amount for the draw down period is $2,887,500 and assume that the daily volume weighted average price for our shares is as set out in the table below. The number of shares to be issued based on any trading day during the draw down period is calculated from the formula:

     (1/22 of the draw down amount) divided by (93% of the daily price).

     For the first trading day in the example in the table below, the calculation is as follows:

     (1/22 of $2,887,500) divided by (93% of $4.00 per share) or
35,282 shares.

     The number of shares to be issued for the draw down period in the example is calculated as follows:

          for each trading day in the 22 day period, the number of shares to be issued is based on the average daily price of our shares for that day and calculated using the formula above; and

          the number of shares to be issued for each of the 22 trading days is then totaled to arrive at the number of shares to be issued to Wishmasters for the purchase price of $2,887,500, the draw down amount.

 Trading Day    Average Daily       1/22 of Draw      Number of
                 Stock Price*          Down        Shares to be
                                    Amount of      Issued Based
                                    $2,887,500          on
                                                   that Trading
                                                        Day
________________________________________________________________
      1             $4.00             131,250          35,282
      2              3.50             131,250          40,322
      3              3.25             131,250          43,424
      4              3.25             131,250          43,424
      5              3.00                -               **
      6             2.9375               -               **
      7             3.125                -               **
      8              3.25             131,250          43,424
      9              4.00             131,250          35,282
     10             3.8125            131,250          37,017
     11              4.00             131,250          35,282
     12              4.25             131,250          33,206
     13              4.25             131,250          33,206
     14              4.00             131,250          35,282
     15             4.125             131,250          34,215
     16              4.25             131,250          33,206
     17              4.50             131,250          31,362
     18              4.50             131,250          31,362
     19              5.00             131,250          28,225
     20              5.00             131,250          28,225
     21              5.00             131,250          28,225
     22             5.625             131,250          25,089
                                     _________        ________
    TOTAL                            2,493,750         655,060

     * The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

     ** Excluded because the volume-weighted average daily price is below the threshold specified in our hypothetical draw down notice.

     In this fictitious example, and accounting for the three days where no shares were sold to Wishmasters, we would issue 655,060 shares for this draw down period. We would receive $2,493,750 less the 4% fee to the placement agent or $2,394,000.

     The delivery of the requisite number of shares and payment of the draw is effected through an escrow agent, Epstein, Becker & Green, P.C. of New York. The escrow agent pays 96% of the draw to us and 4% to Ladenburg Thalmann, our placement agent, in satisfaction of placement agent fees.

     Only one draw down can occur during this 22 day draw down period.

Necessary Conditions Before Wishmasters Is Obliged to Purchase Our Shares

     The following conditions must be satisfied before Wishmasters is obligated to purchase the common stock that we wish to sell:

          A registration statement for the shares we will be issuing must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common stock purchased by Wishmasters;

          There can be no material adverse change in our business, operations, properties, or financial condition;

          We must not have merged or consolidated with or into another company or transferred all or substantially all of our assets to another company unless the acquiring company has agreed to honor the stock purchase agreement;

          No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

          No litigation or proceeding involving Wishmasters or their affiliates, can be pending, nor any investigation by any governmental authority threatened against them which seeks to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

          Trading in our common stock must not have been suspended by the Securities and Exchange Commission or the American Stock Exchange nor shall minimum prices have been established on securities whose trades are reported by the American Stock Exchange.

     On each draw down settlement date for the sale of common stock, we must deliver an opinion from our counsel about these matters.

     A further condition is that Wishmasters may not purchase more than 19.9% of our common stock issued and outstanding on May 9, 2000, the closing date under the stock purchase agreement, without obtaining approval from our shareholders for such excess issuance. In addition, the stock purchase agreement does not permit us to draw down funds if the issuance of shares of common stock to Wishmasters pursuant to the draw down would result in Wishmasters and its affiliates owning more than the lesser of 9.9% of our outstanding common stock or 500,000 shares of our common stock.

Restrictions on Our Future Financings

     The stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the current market price for at least twelve months. Specifically, we may not sell our securities for cash at a discount to current market price until the earlier of twelve months from ___________________, 2000, the
          effective date of the registration statement of which this prospectus is a part, or thirty days after Wishmasters has purchased the maximum of $15 million worth of common stock from us, or thirty days after termination of the stock purchase agreement.

     There are important exceptions to this limitation. We can sell our shares for cash at a discount to the current market price:

          in a registered public offering of our securities underwritten by one or more established investment banks;

          in one or more private placements where the purchasers do not have registration rights;

          under any employee benefit plan approved by our shareholders;

          under any compensatory plan for a full-time employee or key consultant;

          in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; or

          in a transaction for which Wishmasters has given its written approval.

The Warrants Issued to Wishmasters

     Under the stock purchase agreement, we granted Wishmasters a warrant to purchase 100,000 shares of our common stock, exercisable for a period of three years at any time after the earlier of 45 days after the effective date of the registration statement of which this prospectus is a part or 120 days from the closing date of May 9, 2000. The exercise price is equal to 120% of the average of the closing prices of the common stock on the five trading days before the closing date of May 9, 2000. The average of the closing prices of our shares for that five day period was $3.00. Thus the exercise price for the warrant is $3.60.

Costs of Closing the Transaction

     At the closing of the transaction on May 9, 2000, we delivered the warrant for the 100,000 shares of common stock and the requisite opinion of counsel to Wishmasters and paid the escrow agent, Epstein Becker & Green P.C. $35,000, consisting of $5,000 for Wishmasters's legal, administrative and escrow costs and $30,000 as a non-accountable expense allowance. Ladenburg Thalmann also received warrants for a total of 120,000 of our shares of common stock at an exercise price of 120% of the average of the closing prices for our shares on the five trading days before May 9, 2000 or $3.60. Ladenburg Thalmann is not obligated to purchase any of our shares pursuant to the warrant.

Termination of the Stock Purchase Agreement

     Wishmasters may terminate the equity draw down facility under the stock purchase agreement if any of the following events occur:

          we suffer a material adverse change in our business, operations, properties, or financial condition;

          our common stock is delisted from the American Stock Exchange unless the delisting is in connection with the listing of such shares on a comparable stock exchange in the United States;

          we file for protection from creditors;

          we complete any of the financing transactions prohibited under the stock purchase agreement;

          the registration statement of which this prospectus is a part is not effective by August 31, 2000; or

          our officers and directors own less than 10% of our outstanding shares.

Indemnification of Wishmasters

     Wishmasters is entitled to customary indemnification from us on any losses or liabilities suffered by it based upon material misstatements or omissions contained in the registration statement and the prospectus, except as they relate to information supplied by Wishmasters to us for inclusion in such registration statement and prospectus.

Wishmasters' Resale of the Common Stock

     Wishmasters has agreed that its trading and distribution activities with respect to the common stock will be in compliance with all applicable United States state and federal securities laws, rules and regulations, and the rules and regulations of the American Stock Exchange. All sales by Wishmasters must be made in compliance with Regulation M under the Securities and Exchange Act of 1934.

     To permit Wishmasters to resell the common stock issued to it under the stock purchase agreement or under the warrant, we agreed to register those shares and to maintain that registration. To that end, we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, in order to keep it effective until the earlier of any of the following dates:

          the date that none of the shares of common stock covered by the registration statement of which this prospectus is a part are or may become issued and outstanding;

          the date that all of the shares of common stock covered by the registration statement of which this prospectus is a part have been sold pursuant to the registration statement;

          the date that all of the shares of common stock have been otherwise transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common stock without any restrictive legend; or

          the date that all of such shares of common stock may be sold without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act of 1933 in the opinion of our counsel.

The Number of Shares We Will Issue to Wishmasters

     The number of shares of common stock that we will issue to Wishmasters depends on four key factors:

          the number of draw downs we exercise;

          the average trading volumes for our common stock for the 45 trading days before each draw down period;

          the average stock price for our common stock for the 22 trading days before each draw down period; and

          the average daily prices for our common stock on each of the 22 days during a draw down period.

     The fewer the number of draw downs we exercise, the fewer the shares we will issue to Wishmasters. The stock purchase agreement provides for 1 draw down in each draw down period consisting of 22 trading days. Thus, any decision by us to delay or forego any draw down opportunity may result in our being unable to exercise all draw downs available in the 12 month period.

     The average stock price and the average trading volume prior to a draw down period determine the maximum amount of the draw down for that period. A decline in the trading volume or price of our stock may result in a reduction in the amount of money we are able to draw down and a corresponding reduction in the number of shares we must issue for that period.

     The average daily price for each of the 22 trading days within a draw period and the draw down amount determine the number of shares we will issue to Wishmasters. Wishmasters will purchase those shares at a 7% discount to the average daily price.

     For any given draw down period, the lower the average daily price, the more shares of common stock Wishmasters will receive for the draw down amount. The table in the section of this prospectus entitled "The Common Stock Purchase Agreement" and under the headings "The Draw Down Procedure and the Stock Purchases" and "Sample Calculation of Number of Shares" illustrates how a change in the daily stock price can affect the number of shares issued for a constant amount of draw down. This table uses a constant draw down amount of $131,250 for each day. When the stock price goes down, the number of shares issued goes up. Conversely, when the stock price goes up, the number of shares issued goes down.

     However, lower average daily prices through the term of the stock purchase agreement may not necessarily have the effect of substantially increasing the number of shares issued. Lower stock prices during one draw period will reduce the average stock price for the next draw down period. Assuming relatively constant trading volumes, this reduction may limit the draw down amount and the number of shares we can issue for that next draw down period.

     Based on a review of our trading volume and stock price history and a consideration of the factors above, we are registering 6,000,000 shares of common stock for possible issuance under the stock purchase agreement, 100,000 shares underlying the warrant for common stock already delivered to Wishmasters, and 120,000 shares underlying the warrant for common stock already delivered to Ladenburg Thalmann.

     In order to comply with the listing requirements of the American Stock Exchange, we may not issue more than 6,318,000 shares, which is 19.9% of our issued and outstanding common stock on May 31, 2000, without the approval of our shareholders. In the event that we wish to draw amounts under the stock purchase agreement which would cause an issuance of more than 19.9% of our issued and outstanding shares, we must receive shareholder approval prior to any such draw down.

                            SELLING SECURITY HOLDERS

     Common stock registered for resale under this prospectus constitutes 19.6% of our issued and outstanding common stock on May 31, 2000.

Wishmasters

     Wishmasters is engaged in the business of investing in publicly-traded equity securities for its own account. Wishmasters's principal offices are located at Aeulestrasse 74, Vaduz, Liechtenstein. Investment decisions for Wishmasters are made by its Board of Directors, consisting of Mr. Hans Gassner, Dr. Alex Wiederker and Dr. Kurt Alig.

     Wishmasters does not own any of our common stock or any other of our securities as of the date of this prospectus, and other than its obligations to purchase common stock under the stock purchase agreement and the warrant for 100,000 shares issued to it on May 9, 2000, it has no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between Wishmasters and us other than the stock purchase agreement. Assuming that we fully utilize the $15 million available in the stock purchase agreement and that Wishmasters sells all shares it acquired under that agreement or upon exercise of the warrant, Wishmasters will no longer hold any of our common stock.

Ladenburg Thalmann & Co. Inc.

     Ladenburg Thalmann & Co. Inc. has acted as placement agent in connection with the stock purchase agreement. There are no business relationships between Ladenburg Thalmann and us other than in connection with the stock purchase agreement. This prospectus covers 120,000 shares of common stock issuable upon exercise of warrants we have issued to Ladenburg Thalmann as a placement fee for introducing us to Wishmasters. Those warrants are exercisable at $3.60 per share and expire May 9, 2003. The decision to exercise any warrants issued, and the decision to sell the common stock issued pursuant to the warrants, will be made by Ladenburg Thalmann's officers and board of directors. Other than the warrants, Ladenburg Thalmann does not currently own any of our securities as of the date of this prospectus. Assuming that Ladenburg Thalmann sells all shares it acquires upon exercise of the warrant, it will no longer hold any of our common stock.

                              PLAN OF DISTRIBUTION

General

     Wishmasters is offering the common stock for its account as statutory underwriter within the meaning of Section 2(a)(ii)(1) of the Securities Act of 1933, as amended, and not for our account. We will not receive any proceeds from the sale of common stock by Wishmasters. Wishmasters may be offering for sale up to 6,100,000 shares of common stock acquired by it either upon exercise of the warrant for common stock or pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "The Common Stock Purchase Agreement." Wishmasters has agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common stock and will be acting as an underwriter in its resales of the common stock under this prospectus. Wishmasters has, prior to any sales, agreed not to effect any offers or sales of the common stock in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common stock in violation of Regulation M under the Exchange Act.

     The common stock may be sold from time to time by Wishmasters, Ladenburg Thalmann or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the American Stock Exchange, on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Wishmasters is, and Ladenburg Thalmann may be deemed to be, an underwriter in connection with such sales.

     The common stock may be sold in one or more of the following manners:

          a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

          purchases by a broker or dealer for its account under this prospectus; or

          ordinary brokerage transactions and transactions in which the broker solicits purchases.

     In effecting sales, brokers or dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common stock by the selling security holders. Brokers or dealers may receive commissions, discounts or other concessions from the selling security holders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling security holders (and, if they act as agent for the purchaser of such common stock, from such purchaser). Broker-dealers may agree with the selling security holders to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such a broker dealer is unable to do so acting as agent for the selling security holders, to purchase as principal any unsold common stock at price required to fulfill the broker-dealer commitment to the selling security holders. Broker-dealers who acquire common stock as principal may thereafter resell such common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above. Such brokers or dealers and any other participating brokers or dealers may be deemed to be underwriters in connection with such sales.

     In addition, any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     We will not receive any of the proceeds from the sale of these shares of common stock, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part, and have reimbursed Wishmasters $35,000 for its legal, administrative and escrow costs.

     The selling security holders are subject to the applicable provisions of the Exchange Act, including without limitation, Rules 10b-5 and Regulation M thereunder. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common stock may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids.

     In addition, in connection with the transactions in the common stock, we and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the Rules set forth above, and in so far as we and the selling security holders are distribution participants, Regulation M. These restrictions may affect the marketability of the common stock. The selling security holders will pay all commissions and certain other expenses associated with the sale of the common stock.

     We will use our best efforts to file, during any period in which offers or sales are being made, one or more post effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that a supplemental prospectus be filed, disclosing the name of any such broker-dealers;

          the number of shares of common stock involved;

          the price at which the shares of common stock are to be sold;

          the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;

          that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

          any other facts material to the transaction.

     The price at which we will issue the common stock to Wishmasters under the stock purchase agreement will be 93% of current market price, measured as the average daily price of the common stock as traded on the American Stock Exchange, for each day in the pricing period with respect to each draw down request, all as further defined in the stock purchase agreement. Assuming an average daily price of $3.00 (based on recent daily prices of the common stock as traded on the American Stock Exchange in May, 2000), assuming we use the entire $15 million of financing available under the stock purchase agreement, and assuming that we do not issue any more than the shares registered under the registration statement of which this prospectus is a part, underwriting compensation for Wishmasters based on the discounted purchase price will be $1,129,032, or $.21 per share.

Limited Grant of Registration Rights

     We granted the registration rights to Wishmasters described under the section entitled "The Common Stock Purchase Agreement".

     In connection with any such registration, we will have no obligation:

          to assist or cooperate with Wishmasters in the offering or disposition of such shares;

          to indemnify or hold harmless the holders of any such shares (other than Wishmasters) or any underwriter designated by such holders;

          to obtain a commitment from an underwriter relative to the sale of any such shares; or

          to include such shares within an underwritten offering of our shares of common stock.

     We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

     We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with Wishmasters, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. See the section above entitled "The Common Stock Purchase Agreement."

                                  LEGAL MATTERS

     The validity of the issuance of the shares being offered hereby will be passed upon for us by Akerman, Senterfitt &
Eidson, P.A., Ft. Lauderdale, Florida 33301.

                                     EXPERTS

     Our annual consolidated financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                     PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.       Other Expenses of Issuance and Distribution.

         SEC registration fee                $ 4,564.98
         Amex listing fee                     17,500.00
         Legal fees and expenses              10,000.00
         Accountants' fees                     5,000.00
         Miscellaneous                         3,000.00
                                      Total  $40,064.98

Item 15.       Indemnification of Directors and Officers.

     The Company, a Delaware corporation, has included in its Restated Certificate of Incorporation and Restated Bylaws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involves intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit and
(ii) indemnify its directors and officers to the fullest extent permitted by the Delaware corporation law. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.       Exhibits.

     The exhibits filed as part of this Registration Statement are as follows:

     Exhibit
     Number    Description

     3.1  Restated  Certificate of Incorporation  of the Registrant,  as amended
          (2)

     3.2  Restated Bylaws of the Registrant (3)

     4.1 Stock Purchase Warrant to purchase common stock issued to Wishmasters dated May 9, 2000(1)

     4.2 Stock Purchase Warrant to purchase common stock issued to Ladenburg Thalmann dated May 9, 2000(1)

     5.1  Opinion of Akerman, Senterfitt & Eidson, P.A. (1)

     10.1 Common Stock Purchase Agreement between nStor and Wishmasters dated May 4, 2000(1)

     10.2 Registration Rights Agreement between nStor and Wishmasters dated May 4, 2000(1)

     10.3 Escrow Agreement among nStor, Wishmasters and Epstein, Becker & Green, P.C. dated May 4, 2000(1)

     23.1 Consent of BDO Seidman, LLP (1)

     23.2 Consent of Akerman, Senterfitt & Eidson, P.A. (included in opinion filed as Exhibit 5.1)

     24.1 Power of Attorney (included on signature page to this Registration Statement)
     ------------
     (1)  Filed herewith.
     (2) Incorporated by reference to the Registrant's Form S- 3, File No. 333-94935, filed on January 13, 2000.
     (3) Incorporated by reference to the Registrant's Form 10- K for the fiscal year ended October 31, 1996.

Item 17.         Undertakings

     (a)   The undersigned Registrant hereby undertakes:

       1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i)to include any prospectus required by Section
               10(a)(3) of the Securities Act of 1933, as amended;

           (ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

           Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post- effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the Registration Statement.

       2.  That,  for  the  purpose  of  determining  any  liability  under  the
           Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3. To remove from registration by means of a post- effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to
           Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant, nStor Technologies, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, State of Florida, on the 7th day of June, 2000.

                                   nSTOR TECHNOLOGIES, INC.

                                   By:   /s/ Jack Jaiven
                                        -----------------------------
                                        Jack Jaiven, Vice President
                                             and Treasurer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Irwin Levy and Jack Jaiven and each of them, his true and lawful attorney-in- fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the
Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in their capacities set forth below.

Signature             Title                            Date

/s/ H. Irwin Levy     Chairman of the                  June 7, 2000
H. Irwin Levy         Board of Directors

/s/ Larry Hemmerich   President, Chief                 June 7, 2000
Larry Hemmerich       Executive Officer
                      (Principal Executive
                      Officer) and Director

/s/ Jack Jaiven       Vice President and               June 7, 2000
Jack Jaiven           Treasurer
                      (Principal Financial
                      and Accounting Officer)

Roger H. Felberbaum   Director                         June 7, 2000

/s/ Michael L. Wise   Director                         June 7, 2000
Michael L. Wise

/s/ Bernard R. Green  Director                         June 7, 2000
Bernard R. Green

                                  EXHIBIT INDEX

    Exhibit
     Number    Description

     4.1 Stock Purchase Warrant to purchase common stock issued to Wishmasters dated May 9, 2000

     4.2 Stock Purchase Warrant to purchase common stock issued to Ladenburg Thalmann dated May 9, 2000

     5.1  Opinion of Akerman, Senterfitt & Eidson, P.A.

     10.1 Common Stock Purchase Agreement between nStor and Wishmasters dated May 4, 2000

     10.2 Registration Rights Agreement between nStor and Wishmasters dated May 4, 2000

     10.3 Escrow Agreement among nStor, Wishmasters and Epstein, Becker & Green, P.C. dated May 4, 2000

     23.1 Consent of BDO Seidman, LLP